Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 30, 2019
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208‑4167 e-mail: awright@merit.com Fax: (801) 253‑1688

MERIT MEDICAL REPORTS EARNINGS FOR
THIRD QUARTER OF 2019

•	Q3 2019 worldwide revenue of $243.0 million, up 9.6% as reported over Q3 2018
•	Q3 2019 core revenue on a comparable, constant currency basis* up 4.3% over Q3 2018
•	Q3 2019 GAAP loss per share was $(0.06), compared to GAAP EPS of $0.30 in Q3 2018
•	Q3 2019 non-GAAP EPS* was $0.28, compared to $0.47 in Q3 2018

*    Core revenue on a constant currency basis, non-GAAP EPS, non-GAAP net income and non-GAAP gross margin are non-GAAP financial measures. A reconciliation of these and other non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures is included under the heading “Non-GAAP Financial Measures” below.

SOUTH JORDAN, UTAH - Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used in interventional, diagnostic and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care and endoscopy, today announced revenue of $243.0 million for the quarter ended September 30, 2019, an increase of 9.6% over revenue of $221.7 million for the quarter ended September 30, 2018. Core revenue on a comparable, constant currency basis* for the third quarter of 2019 increased 4.3% compared to the third quarter of 2018. Additional products, which generated revenue of approximately $4.6 million,  were shipped during the third quarter of 2019, however, due to revenue recognition requirements, revenue attributable to those products will not be recognized until the fourth quarter of 2019.

Merit’s GAAP net loss for the third quarter of 2019 was $(3.4) million, or $(0.06) per share, compared to GAAP net income of $16.6 million, or $0.30 per share, for the third quarter of 2018. Merit’s non-GAAP net income* for the quarter ended September 30, 2019 was $15.7 million, or $0.28 per share, compared to $26.0 million, or $0.47 per share, for the quarter ended September 30, 2018.

Merit’s GAAP gross margin for the third quarter of 2019 was 42.8%, compared to GAAP gross margin of 46.0% for the third quarter of 2018. Merit’s non-GAAP gross margin* for the third quarter of 2019 was 48.1%, compared to non-GAAP gross margin* of 49.8% for the third quarter of 2018.

Merit’s revenue by category for the three and nine-month periods ended September 30, 2019, compared to the corresponding periods in 2018, was as follows (unaudited, in thousands, except for percentages):

		Three Months Ended September 30,			Nine Months Ended September 30,
	% Change	2019	2018	% Change	2019	2018
Cardiovascular
Stand-alone devices	5.9%	$96,326	$90,975	10.7%	$295,275	$266,717
Cianna Medical	n/a	11,638	—	n/a	35,723	—
Custom kits and procedure trays	2.6%	33,972	33,095	0.9%	101,257	100,359
Inflation devices	(3.1)%	22,183	22,893	(1.6)%	68,515	69,617
Catheters	9.4%	44,426	40,591	16.7%	132,809	113,830
Embolization devices	(0.5)%	12,333	12,395	1.2%	38,168	37,706
CRM/EP	11.0%	13,548	12,201	10.1%	39,823	36,163
Total	10.5%	234,426	212,150	14.0%	711,570	624,392

Endoscopy
Endoscopy devices	(9.3)%	8,623	9,509	1.0%	25,360	25,112

Total	9.6%	$243,049	$221,659	13.5%	$736,930	$649,504

“Historically, the summer quarter has generally been the slowest quarter of the year for us, as sales to hospitals, physicians, and even countries delivering health care slowed substantially,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “This year was no exception, especially compared to the summer quarter of last year, during which we experienced a $4-5 million bump in sales due to a shortage of inventory experienced by a competitor. Our third quarter results this year were also hampered by our decline in gross margin growth as a result of product sales mix, increased cost, foreign exchange, trade concerns, tariffs and Brexit.”

“Consequently, we have adjusted our 2019 full year guidance to $986 – $995 million in revenue, 43.2% –  43.6% in GAAP gross margins, 48.4% – 48.7% in non-GAAP gross margins and $0.27 – $0.33 in GAAP earnings per share, and $1.40 – $1.46 in non-GAAP earnings per share,” Lampropoulos continued. “We are also pulling 2020 guidance off the table at this time so that we can provide more accurate forecasting as we continue to assess the anticipated impact of our recently-executed Premier GPO opportunity, our negotiation of preferred provider status with a major medical device distributor, which is now in effect, our initiatives to reduce costs and improve operational efficiencies, geopolitical developments and other factors. Our new GPO and distribution agreements provide substantial opportunities, however it must be understood that there is a lag between commencement and conversion which can take several months to utilize existing inventories, conduct proper training and fill the product pipeline. As we look forward to the balance of 2019, we see sales improvements underway. We currently plan to provide 2020 guidance when we report 2019 fourth quarter and year-end results.”

“During the third quarter of 2019 we initiated a number of initiatives to increase efficiency and lower costs,” Lampropoulos said. “We have already completed a headcount reduction of 2% of our total workforce, with a substantial portion coming from our SG&A category.  We closed our research and development facility in San Jose, and absorbed the essential operations conducted in that facility into our Utah facility. We are also exploring the consolidation of additional satellite facilities to our Mexico and Texas facilities during the next several months. All in all, there is substantial effort to reduce costs and increase efficiency throughout the entire organization.”

“We believe we have been through the trough and are now emerging as a leaner, more efficient growth company,” Lampropoulos said. “We are adapting to global conditions, which have been significant, and as previously mentioned, our customers, dealers and vendors are adapting as well. Our goals of improving free cash flow and reducing capital expenditures by at least $20 million from 2019 levels are significant elements of our budget planning process.”

“Our new product pipeline continues to be robust with a number of new products particularly directed towards electrophysiology and vascular access,” Lampropoulos continued. “We have completed our “First in Man” trials of our Wrapsody™ Stent Graft and have filed for Breakthrough Device Designation with the FDA. Additionally, dialogue is underway with the FDA for our pivotal study of the Wrapsody. We also completed the transfer of all activities of the biopsy business we acquired from Becton Dickinson to our facility in Mexico, which was an enormous project completed on time and on budget.”

“We expect future growth to benefit from the 10-15 new products we plan to release over the next six months, as well as continued focus on the areas we excel in,” Lampropoulos said. “We believe new products such as our Arcadia™ Kyphoplasty System, which features advantages exclusive to Merit; the Sync Evo™ and Synch™ Vascular Closure Devices; the new ReSolve® Mini Pigtail Drainage Catheter, which complements our entire drainage product offering; the new Fountain® Infusion Catheter; the GO2™ Wire; and the ConcierGE® Catalyst Specialty Catheter will lead the way.”

“We have been asked about our status regarding sterilization capacity and availability,” Lampropoulos said. “Currently, Merit has in place or is qualifying multiple sterilization sites for each of our manufacturing sites. We expect sterilization capacity will continue to tighten, but Merit has a primary and back-up sterilization site for all of our facilities.”

REVISED 2019 GUIDANCE

Based upon information currently available to Merit’s management, Merit estimates for the year ending December 31, 2019, absent material acquisitions, non-recurring transactions or other factors beyond Merit’s control, the following:

Financial Measure	Prior Guidance	Revised Guidance

Net Sales	$1,007 - $1,029 million	$986 - $995 million

GAAP
Earnings per share	$0.62 - $0.84	$0.27 - $0.33
Gross Margin	44.1% - 44.8%	43.2% - 43.6%

Non-GAAP
Earnings per share	$1.74 - $1.97	$1.40 - $1.46
Gross Margin	49.2% - 49.9%	48.4% - 48.7%

Merit’s financial guidance for the year ending December 31, 2019 is subject to risks and uncertainties identified in Merit’s public filings.

CONFERENCE CALL

Merit will hold its investor conference call (conference ID 9188823) today, Wednesday, October 30, 2019, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic telephone number is (844) 578‑9672 and the international number is (508) 637‑5656. A live webcast and slide deck will also be available at merit.com.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,
	2019	December 31,
	(unaudited)	2018
ASSETS
Current Assets
Cash and cash equivalents	$37,315	$67,359
Trade receivables, net	144,683	137,174
Other receivables	11,751	11,879
Inventories	216,766	197,536
Prepaid expenses and current other assets	17,610	11,326
Prepaid income taxes	3,611	3,627
Income tax refund receivables	9,566	933
Total current assets	441,302	429,834

Property and equipment, net	366,901	331,452
Intangible assets, net	458,907	462,713
Goodwill	352,158	335,433
Deferred income tax assets	2,944	3,001
Right-of-use operating lease assets	79,757	—
Other assets	59,735	57,579
Total Assets	1,761,704	1,620,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	$52,387	$54,024
Accrued expenses	80,486	96,173
Current portion of long-term debt	7,500	22,000
Short-term operating lease liabilities	11,652	—
Income taxes payable	1,188	3,146
Total current liabilities	153,213	175,343

Long-term debt	432,456	373,152
Deferred income tax liabilities	58,290	56,363
Long-term income taxes payable	392	392
Liabilities related to unrecognized tax benefits	3,013	3,013
Deferred compensation payable	13,497	11,219
Deferred credits	2,157	2,261
Long-term operating lease liabilities	72,056	—
Other long-term obligations	77,389	65,494
Total Liabilities	812,463	687,237

Stockholders' Equity
Common stock	584,161	571,383
Retained earnings	373,174	363,425
Accumulated other comprehensive loss	(8,094)	(2,033)
Total Liabilities and Stockholders' Equity	$1,761,704	$1,620,012

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
NET SALES	$243,049	$221,659	$736,930	$649,504

COST OF SALES	138,913	119,620	416,194	359,400

GROSS PROFIT	104,136	102,039	320,736	290,104

OPERATING EXPENSES:
Selling, general and administrative	86,936	66,382	245,183	200,389
Research and development	16,987	14,525	49,361	44,163
Intangible asset impairment charge	2,702	657	3,250	657
Contingent consideration expense (benefit)	392	(661)	3,573	(442)
Acquired in-process research and development	—	75	525	382

Total operating expenses	107,017	80,978	301,892	245,149

INCOME (LOSS) FROM OPERATIONS	(2,881)	21,061	18,844	44,955

OTHER INCOME (EXPENSE):
Interest income	328	359	1,027	847
Interest expense	(3,415)	(2,329)	(9,295)	(8,064)
Other expense (benefit) - net	278	294	(421)	(429)

Total other expense — net	(2,809)	(1,676)	(8,689)	(7,646)

INCOME (LOSS) BEFORE INCOME TAXES	(5,690)	19,385	10,155	37,309

INCOME TAX EXPENSE (BENEFIT)	(2,292)	2,766	499	4,481

NET INCOME (LOSS)	$(3,398)	$16,619	$9,656	$32,828

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.06)	$0.31	$0.18	$0.64

Diluted	$(0.06)	$0.30	$0.17	$0.62

AVERAGE COMMON SHARES:
Basic	55,152	53,431	55,029	51,434

Diluted	55,152	55,103	56,393	53,096

Non-GAAP Financial Measures

Although Merit’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures referenced in this release provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations. Non-GAAP financial measures used in this release include:

•	constant currency revenue,
•	core revenue,
•	core revenue on a constant currency basis,
•	non-GAAP gross margin,
•	non-GAAP net income, and
•	non-GAAP earnings per share.

Merit’s management team uses these non-GAAP financial measures to evaluate Merit’s profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of its operating segments, and to measure and allocate financial resources internally. However, Merit’s management does not consider such non-GAAP measures in isolation or as an alternative to measures determined in accordance with GAAP.

Readers should consider non-GAAP measures used in this release in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures generally exclude some, but not all, items that may affect Merit’s net income. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. Merit believes it is useful to exclude such items in the calculation of non-GAAP earnings per share, non-GAAP gross margin and non-GAAP net income (in each case, as further illustrated in the reconciliation tables below) because such amounts in any specific period may not directly correlate to the underlying performance of Merit’s business operations and can vary significantly between periods as a result of factors such as acquisition transactions, non-cash expenses related to amortization or write-off of previously acquired tangible and intangible assets, severance expenses, expenses resulting from non-ordinary course litigation, governmental proceedings or changes in tax or industry regulations, and debt issuance costs. Merit may incur similar types of expenses in the future, and the non-GAAP financial information included in this release should not be viewed as a statement or indication that these types of expenses will not recur. Additionally, the non-GAAP financial measures used in this release may not be comparable with similarly titled measures of other companies. Merit urges investors and potential investors to review the reconciliations of its non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate Merit’s business or results of operations.

Constant Currency Revenue

Merit’s revenue on a constant currency basis is prepared by translating the current-period reported revenue of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. The constant currency revenue adjustments of $2.4 million and $11.8 million for the three and nine-month periods ended September 30, 2019, respectively, were calculated using the applicable average foreign exchange rates for the three and nine-month periods ended September  30, 2018, respectively.

Core Revenue and Core Revenue on a Constant Currency Basis

Merit’s core revenue is defined (a) with respect to prior fiscal year periods, as GAAP revenue, and (b) with respect to current fiscal year periods, as GAAP revenue, less revenue from certain acquisitions and strategic transactions. For the three and nine-month periods ended September 30, 2019, Merit’s core revenue excludes revenues attributable to (i) the acquisition of (1) certain divested assets of Becton, Dickinson and Company in February 2018 (excluded January 2019 only), (2) the assets of DirectACCESS Medical, LLC in May 2018 (excluded through April 2019 only), (3) Cianna Medical, Inc. in November 2018, (4) the assets of Vascular Insights, LLC in December 2018, (5) Brightwater Medical, Inc. in June 2019, and (6) Fibrovein Holdings Limited in August 2019 and (ii) distribution arrangements executed with NinePoint Medical, Inc. in April 2018 (excluded through April 2019 only) and QXMedical, LLC in May 2018 (excluded through May 2019 only). Core revenue on a constant currency basis is defined as core revenue (as described in the first sentence of this paragraph) adjusted to eliminate the foreign exchange impact related to those core revenues for the relevant period, using the applicable average foreign exchange rates in effect for the comparable prior-year periods presented.

Non-GAAP Gross Margin

Non-GAAP gross margin is calculated by reducing GAAP cost of sales by amounts recorded for amortization of intangible assets and inventory mark-up related to acquisitions.

Non-GAAP Net Income

Non-GAAP net income is calculated by adjusting GAAP net income (loss) for certain items which are deemed by Merit’s management to be outside of core operations and vary in amount and frequency among periods, such as expenses related to new acquisitions, non-cash expenses related to amortization or write-off of previously acquired tangible and intangible assets, severance expenses, expenses resulting from non-ordinary course litigation, governmental proceedings or changes in tax or industry regulations, and debt issuance costs, as well as other items set forth in the tables below.

Non-GAAP EPS

Non-GAAP EPS is defined as non-GAAP net income divided by the diluted shares outstanding for the corresponding period.

Other Non-GAAP Financial Measure Reconciliation

The tables in this release set forth supplemental financial data and corresponding reconciliations of non-GAAP net income and non-GAAP earnings per share to Merit’s net income and earnings per share prepared in accordance with GAAP for the three and nine-month periods ended September 30, 2019 and 2018. The non-GAAP income adjustments referenced in the following table do not reflect stock-based compensation expense of approximately $2.6 million and $1.7 million for the three-month periods ended September 30, 2019 and 2018, respectively, and approximately $6.9 million and $4.5 million for the nine-month periods ended September 30, 2019 and 2018, respectively.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(Unaudited, in thousands except per share amounts)

	Three Months Ended
	September 30, 2019
	Pre-Tax	Tax Impact (a)	After-Tax	Per Share Impact
GAAP net income (loss)	$(5,690)	$2,292	$(3,398)	$(0.06)

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	12,725	(3,259)	9,466	0.17
Inventory mark-up related to acquisitions	55	(14)	41	0.00
Operating Expenses
Severance	2,721	(700)	2,021	0.03
Acquisition-related (b)	1,156	(154)	1,002	0.02
Medical Device Regulation expenses (c)	83	(21)	62	0.00
Fair value adjustments to contingent consideration (d)	392	(91)	301	0.01
Long-term asset impairment charges (e)	196	(50)	146	0.00
Intangible asset impairment charges (f)	2,702	(696)	2,006	0.04
Amortization of intangibles	2,783	(732)	2,051	0.04
Special legal expense (g)	2,362	(608)	1,754	0.03
Other (Income) Expense
Amortization of long-term debt issuance costs	268	(69)	199	0.00

Non-GAAP net income	$19,753	$(4,102)	$15,651	$0.28

Diluted shares				55,152

	Three Months Ended
	September 30, 2018
	Pre-Tax	Tax Impact (a)	After-Tax	Per Share Impact
GAAP net income	$19,385	$(2,766)	$16,619	$0.30

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	8,150	(2,083)	6,067	0.12
Inventory mark-up related to acquisitions	216	(56)	160	0.00
Operating Expenses
Severance	318	(49)	269	0.00
Acquisition-related (b)	529	(136)	393	0.01
Fair value adjustments to contingent consideration (d)	(661)	(32)	(693)	(0.01)
Acquired in-process research and development	75	(19)	56	0.00
Intangible asset impairment charges (f)	658	(169)	489	0.01
Amortization of intangibles	2,399	(636)	1,763	0.03
Special legal expense (g)	946	(243)	703	0.01
Other (Income) Expense
Amortization of long-term debt issuance costs	201	(52)	149	0.00

Non-GAAP net income	$32,216	$(6,241)	$25,975	$0.47

Diluted shares				55,103

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(Unaudited, in thousands except per share amounts)

	Nine Months Ended
	September 30, 2019
	Pre-Tax	Tax Impact (a)	After-Tax	Per Share Impact
GAAP net income	$10,155	$(499)	$9,656	$0.17

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	36,882	(9,444)	27,438	0.48
Inventory mark-up related to acquisitions	939	(241)	698	0.01
Operating Expenses
Severance	3,543	(912)	2,631	0.05
Acquisition-related (b)	2,897	(589)	2,308	0.04
Medical Device Regulation expenses (c)	196	(50)	146	0.00
Fair value adjustments to contingent consideration (d)	3,573	(275)	3,298	0.06
Long-term asset impairment charges (e)	829	(213)	616	0.01
Acquired in-process research and development	525	(135)	390	0.01
Intangible asset impairment charges (f)	3,250	(837)	2,413	0.04
Amortization of intangibles	8,289	(2,182)	6,107	0.11
Special legal expense (g)	5,040	(1,297)	3,743	0.07
Other (Income) Expense
Amortization of long-term debt issuance costs	670	(172)	498	0.01
Tax expense related to restructuring (h)	—	92	92	0.00

Non-GAAP net income	$76,788	$(16,754)	$60,034	$1.06

Diluted shares				56,393

	Nine Months Ended
	September 30, 2018
	Pre-Tax	Tax Impact (a)	After-Tax	Per Share Impact
GAAP net income	$37,309	$(4,481)	$32,828	$0.62

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	22,550	(5,759)	16,791	0.31
Inventory mark-up related to acquisitions	3,978	(1,024)	2,954	0.06
Operating Expenses
Severance	480	(91)	389	0.01
Acquisition-related (b)	3,119	(803)	2,316	0.04
Fair value adjustment to contingent consideration (d)	(442)	(88)	(530)	(0.01)
Long-term asset impairment charges (e)	86	(22)	64	—
Acquired in-process research and development	381	(98)	283	0.01
Intangible asset impairment charges (f)	657	(169)	488	0.01
Amortization of intangibles	6,864	(1,824)	5,040	0.09
Special legal expense (g)	4,283	(1,102)	3,181	0.06
Other (Income) Expense
Amortization of long-term debt issuance costs	603	(155)	448	0.01

Non-GAAP net income	$79,868	$(15,616)	$64,252	$1.21

Diluted shares				53,096

(a)	Reflects the tax effect associated with pre-tax income and the non-GAAP adjustments.
(b)	Represents transaction costs and certain integration costs, including travel, related to acquisitions.
(c)	Represents incremental expenses incurred to comply with the Medical Device Regulation (MDR) in Europe.
(d)	Represents changes in the fair value of contingent consideration liabilities and contingent receivables as a result of acquisitions.
(e)	Represents abandoned patents and other long-term assets.
(f)	Represents impairment charges related to certain acquired intangible assets.
(g)	Costs incurred in responding to an inquiry from the U.S. Department of Justice.
(h)	Net tax expense related to non-recurring tax withholdings in connection with restructuring of certain international subsidiaries.

Reconciliation of Reported Revenue to Core Revenue (Non-GAAP), Constant Currency Revenue (Non-GAAP), and Core Revenue on a Constant Currency Basis (Non-GAAP)

(Unaudited; in thousands except percentages)

		Three Months Ended			Nine Months Ended
		September 30,			September 30,
	% Change	2019	2018	% Change	2019	2018
Reported Revenue	9.6%	$243,049	$221,659	13.5%	$736,930	$649,504

Add: Impact of foreign exchange (a)		2,365	—		11,826	—

Constant Currency Revenue	10.7%	$245,414	$221,659	15.3%	$748,756	$649,504

		Three Months Ended			Nine Months Ended
		September 30,			September 30,
	% Change	2019	2018	% Change	2019	2018
Reported Revenue	9.6%	$243,049	$221,659	13.5%	$736,930	$649,504

Less: Revenue from certain acquisitions (b)		(14,145)	—		(47,664)	—

Core Revenue	3.3%	$228,904	$221,659	6.1%	$689,266	$649,504

Add: Impact of foreign exchange (a)		2,365	—		11,826	—

Core Revenue on a Constant Currency Basis	4.3%	$231,269	$221,659	7.9%	$701,092	$649,504

(a)

The constant currency revenue adjustments of $2.4 million and $11.8 million to reported revenue and to core revenue, for the three and nine months ended September 30, 2019, respectively, were calculated using the applicable average foreign exchange rates for the three and nine months ended September 30, 2018.

(b)

Merit’s core revenue is defined (a) with respect to prior fiscal year periods, as GAAP revenue, and (b) with respect to current fiscal year periods, as GAAP revenue, less revenue from certain acquisitions and strategic transactions. For the three and nine-month periods ended September 30, 2019, Merit’s core revenue excludes revenues attributable to (i) the acquisition of (1) certain divested assets of Becton, Dickinson and Company in February 2018 (excluded January 2019 only), (2) the assets of DirectACCESS Medical, LLC in May 2018 (excluded through April 2019 only), (3) Cianna Medical, Inc. in November 2018, (4) the assets of Vascular Insights, LLC in December 2018, (5) Brightwater Medical, Inc. in June 2019, and (6) Fibrovein Holdings Limited in August 2019, and (ii) distribution arrangements executed with NinePoint Medical, Inc. in April 2018 (excluded through April 2019 only) and QXMedical, LLC in May 2018 (excluded through May 2019 only). Core revenue on a constant currency basis is defined as core revenue (as described in the first sentence of this paragraph) adjusted to eliminate the foreign exchange impact related to those core revenues for the relevant period, using the applicable average foreign exchange rates in effect for the comparable prior-year periods presented.

Reconciliation of Reported Gross Margin to Non-GAAP Gross Margin (Non-GAAP)

(Unaudited, as a percentage of reported revenue)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Reported Gross Margin	42.8%	46.0%	43.5%	44.7%

Add back impact of:
Amortization of intangibles	5.2%	3.7%	5.0%	3.4%
Inventory mark-up related to acquisitions	0.1%	0.1%	0.2%	0.6%

Non-GAAP Gross Margin	48.1%	49.8%	48.7%	48.7%

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional, diagnostic and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force and clinical support team totaling in excess of 300 individuals. Merit employs approximately 6,300 people worldwide with facilities in South Jordan, Utah; Pearland, Texas; Richmond, Virginia; Malvern, Pennsylvania; Rockland, Massachusetts; Aliso Viejo, California; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Tijuana, Mexico; Joinville, Brazil; Markham, Ontario, Canada; Melbourne, Australia; Tokyo, Japan; Reading, United Kingdom; Johannesburg, South Africa; and Singapore.

FORWARD-LOOKING STATEMENTS

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit’s forecasted plans, net sales, net income (GAAP and non-GAAP), gross margin (GAAP and non-GAAP), earnings per share (GAAP and non-GAAP), effective tax rate and other financial results, anticipated or completed acquisitions, or the introduction of new products, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10‑K for the year ended December 31, 2018 and subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties include inherent risks and uncertainties relating to Merit’s internal models or the projections in this release; risks relating to Merit’s potential inability to successfully manage growth through acquisitions generally, including the inability to effectively integrate acquired operations or products or commercialize technology acquired through completed, proposed or future transactions; expenditures relating to research, development, testing and regulatory approval or clearance of Merit’s products and risks that such products may not be developed successfully or approved for commercial use; governmental scrutiny and regulation of the medical device industry, including governmental inquiries, investigations and proceedings involving Merit; restrictions on Merit’s liquidity or business operations resulting from its debt agreements; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; product recalls and product liability claims; changes in customer purchasing patterns or the mix of products Merit sells; risks and uncertainties associated with Merit’s information technology systems, including the potential for breaches of security and evolving regulations regarding privacy and data protection; the potential of fines, penalties or other adverse consequences if Merit’s employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws or regulations; the pending exit of the United Kingdom from the European Union and uncertainties about when, how or if such exit will occur; laws and regulations targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in governing regulations, including reforms to the procedures for approval or clearance of Merit’s products by the U.S. Food & Drug Administration or comparable regulatory authorities in other jurisdictions; changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States or other countries; termination or interruption of relationships with Merit’s suppliers, or failure of such suppliers to perform; fluctuations in exchange rates; uncertainties relating to the LIBOR calculation method and the expected discontinuation of  LIBOR; concentration of a substantial portion of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s existing products obsolete; market acceptance of new products;

volatility in the market price of Merit’s common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in healthcare policies or markets related to healthcare reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; introduction of products in a timely fashion; price and product competition; availability of labor and materials; fluctuations in and obsolescence of inventory; and other factors referred to in Merit’s Annual Report on Form 10‑K for the year ended December 31, 2018 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

TRADEMARKS

Unless noted otherwise, trademarks and registered trademarks used in this release are the property of Merit Medical Systems, Inc. and its subsidiaries in the United States and other jurisdictions.

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